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                                                                     EXHIBIT 5.1

                                November 14, 2000

Board of Directors
Adolph Coors Company
311 10th Street
Golden, CO 80401-0030

         RE:  OPINION RE: LEGALITY

Dear Sirs and Mesdames:

         We have acted as outside counsel to Adolph Coors Company, a Colorado corporation (the "Company"), in connection with the preparation, execution, and filing with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement (no. 333-48194) on Form S-3 (as amended through the date hereof, the "Initial Registration Statement") and the Registration Statement on Form S-3 to be filed on November 14, 2000, pursuant to Rule 462(b) promulgated under the Act and in connection with the filing of the Initial Registration Statement, concerning the registration of nine hundred twenty thousand (920,000) additional Class B Common Stock (Non-Voting), without par value (the "Rule 462(b) Registration Statement") (the Initial Registration Statement and the Rule 462(b) Registration Statement, as may be amended or supplemented, are referred to hereafter, collectively, as the "Registration Statements"). This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K, promulgated under the Act.

         The Registration Statements cover resales by certain selling shareholders listed in the Registration Statements (the "Selling Shareholders") of certain shares of the Company's Class B Common Stock (Non-Voting), without par value (the "Class B Stock"), to the public pursuant to an underwriting agreement by and among the Company, the Selling Shareholders, and Morgan Stanley Dean Witter, Goldman, Sachs & Co., J.P. Morgan & Co., and Banc of America Securities LLC, as representatives of the underwriters (the "Underwriting Agreement").

         In our representation of the Company, we have examined (1) the Registration Statements, (2) the Company's Amended and Restated Articles of Incorporation and


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November 14, 2000
Opinion re: Legality
Adolph Coors Company
Page 2


Bylaws, (3) the resolutions of the Company's Board of Directors as recorded in the Company's minute book, (4) the resolutions of the Company's Special Committee formed in connection with the Registration Statement as recorded in the Company's minute book, (5) the form of the Underwriting Agreement filed with the Commission as Exhibit 1.1 to the Registration Statement, (6) certain certificates executed by officers of the Company or its transfer agent, and (7) such other documents and instruments as we have considered necessary for the purposes of rendering the opinions expressed below.

         Based upon the foregoing, we are of the opinion that the nine hundred twenty thousand (920,000) shares of Class B Stock, which are the subject of the 462(b) Registration Statement and were issued by the Company to the Selling Shareholders, have been duly authorized and validly issued and are fully paid and non-assessable.

         The opinions expressed herein are limited to the laws of the Colorado Business Corporation Act and the Act.

         We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" in related prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    /s/ Perkins Coie LLP
                                   ----------------------------------------
                                   Perkins Coie LLP


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